Exhibit 10.15

STOCK PURCHASE AGREEMENT

BY AND AMONG

ANITA BANCORPORATION,

META FINANCIAL GROUP, INC. AND

METABANK WEST CENTRAL

DATED AS OF NOVEMBER 27, 2007

Exhibit List:

Exhibit A	-	Loans to be Removed Prior to Closing
Exhibit B	-	Legal Opinion of Seller’s Counsel
Exhibit C	-	Forms for Redemption of Insurance

Schedule List:

Schedule 2.01	-	Shares
Schedule 2.03(b)	-	Adjustments to Purchase Price
Schedule 3.01(a)	-	Organization of Seller
Schedule 3.01(b)	-	Organization of Bank
Schedule 3.06	-	Absence of Undisclosed Liabilities
Schedule 3.07	-	Absence of Certain Changes
Schedule 3.08	-	Litigation
Schedule 3.10	-	Regulatory Matters
Schedule 3.11	-	Environmental, Health and Safety Matters
Schedule 3.12	-	Insurance
Schedule 3.13	-	Related Party Transactions
Schedule 3.14	-	Taxes
Schedule 3.15	-	Compliance with Law
Schedule 3.16	-	Intellectual Property
Schedule 3.18	-	Title to and Condition of Properties
Schedule 3.19	-	Employee Benefit Plans
Schedule 3.20	-	Contracts
Schedule 3.21	-	Affiliated Transactions
Schedule 3.22	-	No Conflict or Default
Schedule 3.24	-	Regulatory Matters
Schedule 3.25	-	Loans
Schedule 3.28	-	Offices and ATMs
Schedule 3.31	-	Community Reinvestment Act
Schedule 3.32	-	Investment Management
Schedule 3.34	-	Unauthorized Loans
Schedule 3.36	-	Insurance Contracts
Schedule 6.03	-	Conduct of Business
Schedule 8.04	-	Assigned Claims

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made this 27 day of November, 2007, by and among ANITA BANCORPORATION, an Iowa corporation (“Purchaser”), META FINANCIAL GROUP, INC., a Delaware corporation (“Seller”), and METABANK WEST CENTRAL, an Iowa state-chartered commercial bank (the “Bank”). Seller and the Bank are collectively referred to herein as the “Companies” and individually as a “Company.”

RECITALS

A.            Seller is the record and beneficial owner of all of the outstanding shares of capital stock of the Bank (the “Shares”).

B.            Seller desires to sell to Purchaser and Purchaser desires to buy from Seller all of the Shares on the terms and conditions set forth in this Agreement.

AGREEMENTS

In consideration of the Recitals and the mutual agreements set forth below, the parties agree as follows:

1.             Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

(a)           The term “Affiliate” means with respect to any Person, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with, such other Person or entity.

(b)           The term “Applicable Laws” means all laws, orders, and regulations, and all judgments, decisions and orders of any Governmental Authority in effect on the date hereof that are applicable to any Company.

(c)           The term “Claim” means any claim (including any product liability, malpractice or errors or omission claim), demand, cause of action, investigation, inquiry, suit, action or legal, administrative, arbitrative or other proceeding.

(d)           The term “Code” means the Internal Revenue Code of 1986, as amended.

(e)           The term “Contracts” mean all contracts, commitments, agreements (including agreements for the borrowing of money or the extension of credit), leases or licenses to which any company is a party or by which any company is bound.

(f)            The term “Data Conversion Costs” means all costs for the conversion of the Bank’s account records from Fiserv to Precision Computer Systems.

(g)           The term “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(h)           The term “Environmental Laws” means all applicable federal, state and local laws, rules, regulations, codes and ordinances, and binding determinations, orders, permits, licenses, injunctions, writs, decrees or rulings of any Governmental Authority, relative to or that govern or purport to govern air quality, soil quality, water quality, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances, pollution or the protection of public health, human health or the environment, including CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801) the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136, et seq.), and the Occupational Safety and Health Act of 1970 (29 U.S.C. § 651, et seq.), as each of these laws is in effect on the date hereof.

(i)            The term “FDIC” means the Federal Deposit Insurance Corporation.

(j)            The term “Governmental Authority” means any federal, state, municipal, foreign, international or other governmental department, commission, board, court, bureau, agency or instrumentality, or any arbitration panel or alternative dispute resolution body.

(k)           The term “Hazardous Materials” means all hazardous substances, as that term is defined in CERCLA, and any other individual or class of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, regulated under any Environmental Law.

(l)            The term “Intellectual Property” means all of the rights arising from or in respect of the following: (i) patents; (ii) trademarks, service marks, trade names, brand names, Internet domain names and goodwill associated therewith; (iii) copyrights; (iv) all trade secrets, inventions, technology, formulas, know-how, confidential information, computer software programs and applications, tangible and intangible proprietary information or materials; and (v) all applications filed, applications to be filed, and registrations relating to any of the foregoing clauses (i)-(iv) above.

(m)          The term “IRS” means the U.S. Internal Revenue Service.

(n)           The term “Liens” means all mortgages, security interests, title retention agreements, options to purchase, rights of first refusal, liens, easements, encumbrances, restrictions and other burdens of any nature whatsoever.

(o)           The term “Material Adverse Effect” means any change, circumstance or effect individually or in the aggregate with all other changes, circumstances and effects, that is or would be reasonably likely to be materially adverse to the business, operations, assets, liabilities, and financial condition of the Bank, taken as a whole, or the right or ability of any Company to consummate any of the transactions contemplated hereby; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute a Material Adverse Effect: (i) any changes in general United States or global economic, regulatory or political conditions generally and which do not have a disproportionately adverse effect upon the Companies; (ii) any changes affecting the banking industry in general and which do not have a disproportionately adverse effect upon the Companies; or (iii) actions contemplated by the parties in connection with, or attributable to, the announcement of this Agreement and the transactions contemplated hereby (including but not limited to loss of personnel, customers or suppliers or the delay or cancellation of orders for products).

(p)           The term “Permits” means all licenses, permits, approvals and certifications or similar items of any type necessary for the conduct of the business of the Bank as currently conducted.

(q)           The term “Permitted Liens” means (i) liens created by or resulting from the actions of Purchaser or entities affiliated with Purchaser, (ii) statutory and contractual landlord liens incurred in the ordinary course of business for sums [a] not yet due and payable or [b] being contested in good faith, (iii) pledges or deposits made to secure any Company’s payment of worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with worker’s compensation or unemployment insurance, in each case incurred in the ordinary course of business consistent with past practice, (iv) zoning and similar restrictions on the use of, and easements, restrictions, covenants, title defects and similar encumbrances on, real property that do not impair the use of such real property (other than of an inconsequential nature) or materially detract from the value of such real property upon which such restriction or encumbrance exists and that are not violated by existing structures or land use, (v) liens for taxes not yet due and payable, (vi) statutory mechanic’s liens and materialmen’s liens for services or materials and similar statutory liens for amounts not due and payable incident to construction and maintenance of real property, and (vii) statutory liens of warehousemen and carriers and similar statutory liens securing obligations that are not yet due and payable.

(r)            The term “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

(s)           The term “Related Party” means any five (5) percent or more shareholder of Seller, any director or officer of any Company, or any Person related by blood or marriage to any such person and who lives in the same household of such Person.

(t)            The term “Seller’s Knowledge” means the current actual knowledge, after due inquiry, of all officers of the Companies.

(u)           The term “Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, value added, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts imposed by the IRS or any taxing authority attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

(v)           The term “Tax Returns” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

(w)          The term “Transaction Expenses” means any liability or obligation of any Company or any of their Affiliates for any investment banking fees, financial advisory fees, brokerage fees, commissions, finder’s fees, attorneys’ fees and expenses, accountants’ fees and expenses or similar fees incurred by any Company in connection with the transactions contemplated by this Agreement. “Transaction Expenses” shall not include Data Conversion Costs.

2.                                       Purchase and Sale.

2.01         Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of the Shares free and clear of all Liens. As of the date of this Agreement, the number and class of Shares and the stock certificate numbers representing such Shares owned beneficially and of record by Seller are listed on Schedule 2.01.

2.02         Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares contemplated herein (the “Closing”) shall take place at the offices of BrownWinick Law Firm, on such date as is mutually acceptable to Purchaser and Seller (provided that the conditions to the Closing contained in Sections 8, 9 and 10 below, have been met or waived) (the “Closing Date”). Except as otherwise provided in this Agreement, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement.

2.03         Purchase Price.

(a)           Amount. The purchase price for the Shares shall equal Eight Million Four Hundred Seventy-Five Thousand Dollars ($8,475,000) less the adjustments set forth in Section 2.03(b) below (the “Purchase Price”).

(b)           Adjustments to Purchase Price.

(i)            Reduction for stale accounts and outdated equipment in the amount set forth on Schedule 2.03(b).

(ii)           Intentionally omitted.

(iii) Any Data Conversion Costs incurred by Purchaser on behalf of Seller or to be incurred by Purchaser on behalf of Seller in association with this transaction in excess of $40,000.

(iv)          In the event that Total Average Deposits fall below the levels set forth in Section 3.33, the Purchase Price shall be adjusted downward by an amount equal to six percent (6%) of the shortfall. In the event Total Average Deposits rise above the levels set forth in Section 3.33, the Purchase Price shall not be adjusted upward.

(v)           Any amounts payable pursuant to Section 6.03(a)

(vi)          Increased by $14,139.99 for Unearned Insurance Commissions adjustment

(vii)         Reduction for value of Life Insurance Redemption of $141,477.

(c)           Payment. The Purchase Price shall be paid as follows:

(i)            $100,000 upon the execution of this Agreement;

(ii)           At Closing, Purchaser shall wire Seller the balance of the Purchase Price.

The $100,000 payment is non-refundable, except if the Agreement is terminated pursuant to subsections 11.01(a), (b) or (d) or section 10.05

2.04         Transaction Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective Transaction Expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. Seller will cause the Bank not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

3.             Representations and Warranties of Sellers. Subject to the information disclosed on the disclosure schedule to this Agreement (the “Disclosure Schedule”), as may be supplemented or amended in accordance with the terms of this Agreement, the Companies jointly and severally represent and warrant to Purchaser that:

3.01         Organization.

(a)           Seller is a corporation duly organized, existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as it is currently conducted. Except as set forth in Schedule 3.01(a), Seller is not in default of any provision of its Certificate of Incorporation, By-laws or other agreement relating to corporate governance or organization. Seller is qualified to do business in each jurisdiction where the nature of its activities would require it to qualify, except where the failure to qualify would not have a Material Adverse Effect.

(b)           The Bank is a duly organized and validly existing state-chartered bank with full requisite power and authority to own, lease, use and operate its properties and to conduct its business as it is currently conducted. Except as set forth in Schedule 3.01(b), the Bank is not in default of any provision of its Charter, By-laws or other agreement relating to its governance or organization. The Bank is qualified to do business in each jurisdiction where the nature of its activities would require it to qualify, except where the failure to qualify would not have a Material Adverse Effect.

3.02         Authorization of Agreement. Subject to approval of this Agreement and the transactions contemplated hereby by the appropriate federal regulator or regulators and the shareholders of Seller, each Company has all necessary power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which such person is a party and to consummate the transactions provided for herein. Subject to approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller, the execution and delivery of this Agreement, and each other agreement contemplated hereby to which such person is a party, by each Company and the performance by them of the obligations to be performed hereunder and thereunder have been duly authorized by all necessary and appropriate action by the Board of Directors and shareholders of each Company. This Agreement is, and each other agreement and document to be executed by any Company pursuant hereto, will be when so executed, a valid and binding obligation of such Company enforceable in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

3.03         Conflicts; Consents and Approvals. The execution and delivery of this Agreement and the other agreements to be executed and delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time, conflict with, result in or constitute a breach, default, right to accelerate or loss of rights under, or result in the creation of any Lien pursuant to, the terms or conditions of (a) any Company’s Articles/Certificate of Incorporation or By-Laws; (b) subject to approval of the appropriate federal regulator or regulators, any law, rule, regulation, statute, order, judgment or decree which any Company is a party or by which any Company is bound or affected; or (c) any material contract, agreement, lease, license or instrument to which any Company is a party or by which any Company is bound or affected.

3.04         Capital Stock. Schedule 2.01 sets forth the number of the issued and outstanding shares of the capital stock of the Bank and the name of the holders thereof. All shares of the capital stock of the Bank are legally and beneficially owned as set forth on Schedule 2.01. All shares of the capital stock of the Bank: (a) are duly and validly authorized and issued, fully paid and non-assessable; (b) are not subject to, and were not issued in contravention of, any preemptive or similar rights pursuant to any provision of law, the Bank’s Articles of Incorporation, Charter, or any agreement, contract or other obligation to which the Bank is a party or is subject; and (c) were issued in accordance with all applicable federal and state securities’ laws as such laws were in effect at the time of issuance. There are no outstanding options, subscriptions, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities or interests of the Bank, nor are there outstanding any securities which are convertible into or exchangeable for shares or equity interests of the Bank.

3.05         Financial Statements. Seller has furnished to Purchaser Financial Statements (as defined below) of the Bank. The Financial Statements (including the related notes, where applicable) present (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount and the addition of customary notes) the assets, liabilities, results of the operations and changes in shareholders’ equity and financial position of the Bank for the respective periods or as of the respective dates therein set forth; and the Financial Statements (including the related notes, where applicable, but subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount and the addition of customary notes) have been prepared in accordance with regulatory accounting guidelines (including Appendix A to 12 CFR Part 225) consistently applied by the Bank during the periods involved, except as indicated in the financial statements. The books and records of the Bank are true and complete in all material respects and have been, and are being, maintained in accordance with applicable legal and accounting requirements. “Financial Statements” means (i) Consolidated Reports of Condition filed for the Bank beginning with all reports filed on or after January 1, 2005 through the date hereof; (ii) the detailed balance sheet dated July 31, 2007 and the related statements of operations, (including related notes and schedules, if any) of the Bank for the period ended as of such date; and (iii) all subsequently filed Consolidated Reports of Condition filed by the Bank after the date hereof. The unaudited balance sheet of the Bank as of July 31, 2007 is referred to as the “Latest Balance Sheet”

3.06         Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.06, there are no liabilities or obligations, direct or indirect, absolute or contingent, known or unknown, or any outstanding evidence of indebtedness arising out of or relating to the Bank or its business, except (a) as fully reflected or as specifically reserved against on the Latest Balance Sheet; (b) liabilities incurred in the ordinary course of business after the Latest Balance Sheet Date, consistent with the Bank’s prior practice, which, in the aggregate, do not exceed $10,000 or result in any Material Adverse Effect; and (c) liabilities or obligations (which are current)

relating to Contracts, but in no event any liability or obligation arising out of any breach, nonperformance or defective performance by the Bank of any Contract.

3.07         Absence of Certain Changes. Except as specifically contemplated by this Agreement and as set forth in Schedule 3.07, since the Latest Balance Sheet Date, there has not been:

(a)           any Material Adverse Effect, or any event which reasonably could be expected to result in a Material Adverse Effect;

(b)           any declaration relating to a distribution or payment to any shareholder of Seller or any direct or indirect redemption, repurchase or other acquisition by any Company of any Shares or the execution of any agreements to purchase or acquire any Shares, or the issuance of any option, warrant or right to acquire any Shares;

(c)           any transaction entered into or carried out by the Bank other than in the ordinary and usual course of its business consistent with past practices;

(d)           any borrowing or agreement to borrow funds, or incurring of any other obligation or liability of any type, except those incurred in the usual and ordinary course of the business of the Bank consistent with past practices, nor has the Bank endorsed, assumed or guaranteed any payment or performance of a loan or obligation of any other entity;

(e)           any material change in the accounting procedures or practices of the Bank or changes in the method of application of those procedures or practices;

(f)            any mortgage or other encumbrance of any type whatsoever imposed or agreed to be imposed on or with respect to the property or assets of the Bank;

(g)           any disposition of any type whatsoever of any of the properties, rights or assets of the Bank other than sales or dispositions in the ordinary course of business;

(h)           any loan, advance or equity investment made by the Bank to any entity except in the ordinary and usual course of business;

(i)            any modification or amendment of a Material Contract (as that term is defined in Section 3.20) other than in the usual and ordinary course of business;

(j)            any labor dispute or disturbance adversely affecting the Bank’s business operations or condition (financial or otherwise), including, without limitation, the filing of any petition or charge of unfair or discriminatory labor practice with any governmental or regulatory authority, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slowdown;

(k)           any damage, destruction or property loss, whether or not covered by insurance, in excess of $5,000 to any single piece of property or $15,000 in the aggregate; or

(l)            any payment or increase by the Bank of any bonuses, salaries, or other compensation to any shareholder, director, officer or employee or entry into any employment, severance, or similar Contract with any director, officer or employee, except for the normal and customary merit raises that became effective October 1, 2007 and as disclosed to Purchase on Schedule 3.07.

3.08        Litigation. Except for the matters described in Schedule 3.08,

(a)           the Bank is not a party to any pending, and to Seller’s Knowledge, threatened, Claim against the Bank or challenging the validity or propriety of the transactions contemplated by this Agreement nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Bank;

(b)           to Seller’s Knowledge, there is no injunction, order, judgment or decree imposed upon the Bank or its assets; and

(c)           there is no injunction, order, judgment or decree imposed upon the Bank with respect to the transactions contemplated by this Agreement.

3.09        Brokerage and Finder’s Fees. Except for the engagement of Sandler O’Neill + Partners, L.P., neither the Seller, nor the Bank, nor any of their respective directors, officers or employees has incurred, or will incur, any brokerage, finder’s or similar fee in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby which is the obligation of the Bank. The Seller, and not the Purchaser or the Bank, shall be solely liable for any fees or other compensation due to Sandler, O’Neill + Partners, L.P.

3.10        Regulatory Matters. The Bank is a state-chartered commercial bank. Except as set forth on Schedule 3.10, neither the Bank nor Seller have received any written or oral information or notice from any administrative or regulatory governmental agency that grounds do or may exist for the issuance of any regulatory or supervisory order nor, to Seller’s Knowledge, is Seller or the Bank aware of the existence of any such grounds.

3.11        Environmental, Health and Safety Matters. Except as set forth on Schedule 3.11:

(a)           The Bank is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. The Companies do not have any basis to expect, nor have the Companies or any other Person for whose conduct the Companies are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities of the Bank, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or, to Seller’s Knowledge, threatened obligation to undertake or bear the cost of any liability relating to compliance with Environmental Laws with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which the Bank has had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Bank, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)           There are no pending or, to Seller’s Knowledge, threatened Claims, Liens, or other restrictions of any nature, resulting from any liability for violation of an Environmental Law or arising under or pursuant to any Environmental Law, with respect to or affecting any of the facilities or any other properties and assets (whether real, personal, or mixed) in which the Bank has or had an interest.

(c)           The Companies have no reasonable basis to expect, nor has any Company or any other Person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any liabilities for violations of or arising under Environmental Laws with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which the Bank had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Bank, or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)           The Bank, or any other Person for whose conduct its is or may be held responsible, does not have any liabilities under applicable Environmental Laws with respect to the facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Bank (or any predecessor), has or had an interest, or, to Seller’s Knowledge, at any property geologically or hydrologically adjoining the facilities or any such other property or assets.

(e)           To Seller’s Knowledge, there are no Hazardous Materials present on or in the environment at the facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the facilities or such adjoining property, or incorporated into any structure therein or thereon. The Bank has not permitted or conducted, nor is the Seller or the Bank aware of, any hazardous activity conducted with respect to the facilities or any other properties or assets (whether real, personal, or mixed) in which the Bank has or had an interest except in full compliance with all applicable Environmental Laws.

(f)            There has been no release or, to Seller’s Knowledge, threat of release, of any Hazardous Materials at or from the facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Bank has or had an interest, or to Seller’s Knowledge, any geologically or hydrologically adjoining property, whether by the Bank, or any other Person.

(g)           Seller has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Bank pertaining to Hazardous Materials or hazardous activities in, on, or under the facilities, or concerning compliance by any Company, or any other Person for whose conduct it is or may be held responsible, with Environmental Laws, a list of all such reports are set forth in Schedule 3.11.

3.12         Insurance. The Companies have been and are insured with respect to all aspects of their businesses in amounts and against any risks sufficient to comply with applicable laws. Seller has provided Purchaser a true, correct and complete list of all policies of insurance covering the business and operations of the Bank, and the list correctly states the name of the insurer, the name of each insured party, the type and amount of coverage, deductible amount, if any, and the expiration date and premium amount of each policy or bond. All such policies of insurance are listed on Schedule 3.12, are currently in full force and effect and the Bank has received no written notice of cancellation or termination for any such policy. All premiums due and payable on such policies of insurance have been paid.

3.13         Related Party Transactions. Except as disclosed in Schedule 3.13, to Seller’s Knowledge, no present or former director or officer of any Company or five percent (5%) owner of Seller has any financial interest, direct or indirect, in any vendor, client, or account of, or other outside business which has transactions with, the Bank involving consideration in excess of $10,000 over any twelve month period, in the aggregate. None of the Companies has any agreement or understanding with any person associated with or employed by any of the Companies which would influence that person not to remain associated with or employed by the Bank after the Closing or from serving the Bank after the Closing in a capacity similar to the capacity presently served.

3.14         Taxes. Except as disclosed in Schedule 3.14:

(a)           The Bank is a “C” corporation for federal income tax purposes. The Bank has filed all federal and state income tax and franchise tax returns required to be filed by it and has paid, or set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent Financial Statements reflect, and the future financial statements will reflect, an adequate reserve for all taxes payable by the Bank accrued through the date of such Financial Statements or future financial statements, as the case may be. Any deferred tax assets included in such statements shall be recoverable.

(b)           There is no pending examination by the Internal Revenue Service (the “IRS”) or any state taxing authority with respect to the Bank, and Bank has not executed or filed with the IRS or any state taxing authority any agreement which is still in effect extending the period for assessment and collection of any tax, nor is there any deficiency or refund pending or existing material dispute as to taxes. The Bank has not been audited by the IRS.

(c)           There is no lien for taxes upon the assets of the Bank, except for statutory liens for taxes not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and, in either case, only if adequate reserves therefor have been established on the books of the Bank.

(d)           The Bank is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes and no claim for assessment and collection of taxes has been asserted against it.

(e)           The Bank has withheld from its employees and timely paid to the appropriate governmental agency proper and accurate amounts for all periods through the date hereof in material compliance with all tax withholding provisions of applicable laws, including, without limitation, income, social security and employment tax withholding for all types of compensation.

(f)            For the purpose of this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, personal and real property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

(g)           Any deferred tax assets of the Bank shall be recoverable within a time period not to exceed five years.

3.15         Compliance with Law. Except as set forth in Schedule 3.15, each of the Companies has complied, and is in compliance with Applicable Laws. Each of the Companies has all Permits. Schedule 3.15 lists all Permits, each of which is valid and in full force and effect, and, to Seller’s Knowledge, such status would be unaffected by the Closing. To Seller’s Knowledge: (a) none of the Companies is in violation of any of the Permits; and (b) there is no pending or threatened proceeding which could result in the revocation, cancellation or inability to renew any Permit.

3.16         Intellectual Property.

(a)           Schedule 3.16 sets forth a true and correct list of all Intellectual Property used or owned by the Bank and any agreement related to such Intellectual Property.

(b)           Except as set forth in Schedule 3.16, the Bank either owns or has the right to use, as they are currently used (pursuant to a valid, perpetual, fully paid license), the Intellectual Property used in connection with or necessary to the operation of its business, without infringing on the proprietary rights or claimed rights of any person. Except as set forth in Schedule 3.16, the Bank is not obligated to pay any royalty or other consideration to any person in connection with the use of its Intellectual Property. Except as set forth in Schedule 3.16, no written or oral claim has been asserted against the Seller or the Bank to the effect that such use of any Intellectual Property infringes the rights of any person.

(c)           Except as set forth on Schedule 3.16:

(i)            except with respect to license agreements disclosed on Schedule 3.16 or on Schedule 3.20, the Companies have not transferred or encumbered any of the Intellectual Property used in the Bank’s business in any way;

(ii)           to Seller’s Knowledge, the Bank has not infringed in any way the proprietary rights of any other person or entity;

(iii) the Intellectual Property used by the Bank is not subject to any pending or, to Seller’s Knowledge, threatened challenge, investigation, proceedings, inquiries, reviews, and claims of infringement, unfair competition, or other claims of any entity; and

(iv)          the Bank has not given any indemnification against patent, trademark or copyright infringement to any entity nor is the Bank restricted by any third party because of any alleged infringement from using any of the Intellectual Property the Bank uses in its business.

3.17         Bank Accounts. The Bank certifies that it has no bank accounts or safety deposit boxes, and no person has a power of attorney with respect to the Bank.

3.18         Title to and Condition of Properties. Schedule 3.18 sets forth all real property owned or leased by the Bank and designates whether such property is owned or leased. Except as set forth in Schedule 3.18, the Bank has good and marketable title to, or a valid leasehold interest in, held free and clear of any Lien (except Permitted Liens), its assets and properties of every kind, tangible or intangible, wherever located and now used in the present conduct of its business. Seller, at its expense, shall promptly obtain an abstract of title to the real property continued through the date of this Agreement and deliver it to Purchaser’s attorney for examination. It shall show merchantable title in the Bank in conformity with this Agreement, Iowa law and the Title Standards of the Iowa State Bar Association. The Seller shall make every reasonable effort to promptly perfect title. All such properties are suitable for their current uses without violating any Applicable Laws or any private restrictions. Except as set forth in Schedule 3.18, no financing statement under the Uniform Commercial Code or similar law has been filed in any applicable jurisdiction naming the Bank or any of its predecessors, and the Bank is not subject to any agreement or obligation authorizing any party to file a financing statement of any sort. All tangible personal property owned, leased or used by the Bank is suitable for the purpose or purposes for which it is currently being used and has been maintained in all material respects in accordance with the terms of any applicable lease and no term of such lease will be materially affected by the transactions contemplated by this Agreement. Schedule 3.18 sets forth all tangible personal Property that is subject to a lease.

3.19        Employee Benefit Plans.

(a)           Except as set forth in Schedule 3.19, the Bank is not a party to an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) which (i) is subject to any provision of ERISA and (ii) is or was at any time maintained, administered or contributed to by the Bank or any ERISA Affiliate (as defined hereafter) and covers any employee or former employee of the Bank or any ERISA Affiliate and under which the Bank or any ERISA Affiliate has any liability. These plans are referred to collectively in this Agreement as the “Employee Plans.” For purposes of this section, “ERISA Affiliate” of any person or entity means any other person or entity which, together with that person or entity, could be treated as a single employer under Section 414(b), (c) or (m) of the Code, or is an “affiliate,” whether or not incorporated, as defined in Section 407(d)(7) of ERISA, of the person or entity.

(b)           Schedule 3.19 identifies each employment, severance or other similar agreement, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, severance benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation, or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan; (ii) is entered into, maintained or contributed to, as the case may be, by the Bank or any of its ERISA Affiliates; and (iii) covers any employee or former employee of the Bank or any of its ERISA Affiliates. These contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished or made available previously to Purchaser, are referred to collectively in this Agreement as the “Benefit Arrangements.” To the Best of Purchasers Knowledge each Benefit Arrangement has been maintained in compliance with its terms and with requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to that Benefit Arrangement.

(c)           Except as set forth in Schedule 3.19, there is no liability in respect of post-retirement health and medical benefits for retired employees of the Bank or any of its ERISA Affiliates other than medical benefits required to be continued under applicable law, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code). With respect to any Employee Plans which are “group health plans” under Section 4980B of the Code and Section 607(1) of ERISA, the Bank has complied with all requirements imposed thereunder such that the Bank and its ERISA Affiliates have no (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any such plan.

(d)           Except as set forth in Schedule 3.19, there has been no amendment to, written interpretation or announcement (whether or not written) by the Bank or any of its ERISA Affiliates relating to any Employee Plan or Benefit Arrangement which would increase the expense of maintaining the Employee Plan or Benefit Arrangement above the level of the expense incurred in respect to the Employee Plan for the year ended immediately prior to the Closing Date.

(e)           Other than as set forth in Schedule 3.19, the Bank is not a party to or subject to any employment contract or arrangement (written or oral) providing for annual future compensation, or the opportunity to earn annual future compensation (whether through fixed salary, bonus, commission, options or otherwise).

(f)            The execution of this Agreement and consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Plan or any other employment contract, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (of severance pay or otherwise), acceleration, increase in vesting, or increase in benefits to any current or former participant, employee or director of any Company other than an event that is specifically disclosed on Schedule 3.19.

(g)           Any reference to ERISA or the Code or any section thereof shall be construed to include all amendments thereto and applicable regulations and administrative rulings issued thereunder.

3.20         Contracts. Schedule 3.20 lists all Contracts of the Bank (a) which either alone or in aggregate involve the payment or transfer of property (alone or in aggregate with all other similar contracts) equal to or excess of $10,000; (b) to which any Related Party is a party; (c) to which any person controlling, controlled by or under common control with any Related Party or former officer or director of the Bank is a party; (d) to which any employee, agent or consultant of the Bank is a party; or (e) is not cancelable upon notice of thirty (30) days or less without cost or penalty. All such agreements (“Material Contracts”) are, with respect to those set forth in clause (a), valid and binding on the parties thereto, are in full force and effect, and are enforceable in accordance with their terms, and with respect to those set forth in clauses (b), (c) and (d), are in full force and effect, and are valid and binding on, and enforceable in accordance with their terms against, the Bank, and the other parties thereto, in all cases except to the extent enforceability may be limited by (y) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws governing creditors’ rights or (z) general principles of equity, whether considered in a proceeding at law or in equity. Neither the Bank nor any other party to a Material Contract is in violation of or in default nor has anything occurred which could reasonably constitute a default under a Material Contract.

3.21        Affiliated Transactions. Schedule 3.21 lists all amounts in excess of $10,000 in the aggregate payable to the Bank by any Related Party (“Related Party Receivables”) and all amounts in excess of $10,000 payable by the Bank to any Related Party (“Related Party Payables”) as of the date of this Agreement. The list includes the payor, payee, amount, terms of repayment, maturity date and any set off rights of the payor of each Related Party Receivable and Related Party Payable. Except as disclosed in Schedule 3.21, to Seller’s Knowledge no Related Party has any financial interest, direct or indirect, in any vendor, client, or account of, or other outside business which has transactions with, the Bank.

3.22        No Conflict or Default. Other than as set forth in Schedule 3.22, the execution and performance of this Agreement by each Company will not: (i) violate any Applicable Laws or Permits; (ii) create a lien, security interest or encumbrance of any nature whatsoever with respect to the properties or assets of the Bank; or (iii) give any entity an interest or rights, including rights of termination, acceleration or cancellation, with respect to any of the properties, assets, Material Contracts or business of the Bank.

3.23        Books and Records. The stock records books, minute books, and other records relating to the assets, properties, contracts and outstanding legal obligations of the Bank are complete and correct and have been maintained in accordance with good business practices.

3.24         Regulatory Matters.

(a)           The Bank is a state bank as insured by the FDIC and except as listed on Schedule 3.24, has been in full compliance with all rules and regulations governing such institution, except where such noncompliance would not individually or with all other instances of noncompliance have a Material Adverse Effect. Except as listed on Schedule 3.24, the Bank is not in violation or breach of any provision of such rules and regulations, which violation or breach will not be remedied by the Closing.

(b)           Except as listed on Schedule 3.24, neither the Companies, nor their respective officers or directors, is subject to any cease-and-desist, written directive or other order issued by, or is a party to any written agreement, consent agreement, memorandum of understanding or written commitment with, or has adopted any board resolutions at the request of, any governmental entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor except as listed on Schedule 3.24 has any Company been advised by any Governmental Authority in writing that it is considering issuing or requesting any such regulatory restriction.

(c)           The Bank has duly filed with all appropriate governmental authorities in correct form all reports required to be filed under the rules and regulations governing such institution, and the Bank has made available to Purchaser accurate and complete copies of such reports.

3.25         Loans.

(a)           Schedule 3.25 sets forth an accurate description of all loans as of the date hereof and as of the Closing Date owned by the Bank or in which the Bank has an interest or for which the Bank has issued a commitment (the “Loans”).

(b)           All Loans comply with all Applicable Laws, including but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection status and the regulations thereunder.

(c)           All Loans have been made or acquired by the Bank in accordance with the approved loan policies of its Board of Directors and all of such Loans are to Seller’s Knowledge collectible, except to the extent reserves have been made against such Loans in the Financial Statements. The Bank holds mortgages contained in its loans portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by their terms, subject, as of the date of recordation or filing, to such exceptions as are not material to the collectability of such Loans. All applicable remedies against all borrowers and guarantors in connection with the Loans are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. True, correct and complete copies of Loan delinquency reports as of the date of this Agreement and the Closing Date prepared by the Bank, which reports include all Loans delinquent or otherwise in default, are (or will be with respect to such report as of the Closing Date) attached as Schedule 3.25. Except as set forth in Schedule 3.25, subject to any reserves on the Financial Statements, all Loans are with full recourse to the obligors and the Bank has taken no action which would result in a waiver or negation of any rights or remedies available against the obligors or guarantors, if any, on any of the Loans.

(d)           Each outstanding loan participation sold by the Bank was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including the Bank) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to the Bank for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. The Bank has properly fulfilled its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(e)           The Bank has properly perfected or caused to be properly perfected all security interests, liens or other interests in any collateral securing any loans made by it.

(f)            Except as set forth on Schedule 3.25, the Bank does not have properties which have been repossessed or otherwise acquired in conjunction with a loan in default or at the time of imminent default.

(g)           Each of the Companies is in compliance with all Applicable Laws pertaining to its or their lending activities, including, without limitation, the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Office of Foreign Asset Control rules and regulations and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(h)           All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as “held to maturity” and “available for sale” held by the Bank as reflected in the Financial Statements, were classified and accounted for in accordance with Statement of Financial Accounting Standards No. 115 and the intentions of management.

3.26         Disclosure. No representation or warranty made by the Companies contained in this Agreement (including any schedule, exhibit or attachment hereto) contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to make the statements therein contained not misleading.

3.27         Allowance for Loan Losses.

To the best of Bank’s knowledge:

(a)           The allowance for loan losses shown on the Financial Statements is adequate to provide for anticipated losses inherent in loans outstanding.

(b)           The allowance for losses in real estate owned, if any, shown on the Financial Statements is or will be adequate to provide for anticipated losses inherent in real estate owned by the Bank and the net book value of real estate owned as shown on the most recent balance sheet included in the Financial Statements is the fair value of the real estate owned in accordance with Statement of Position 92-3.

3.28         Offices and ATMs. Schedule 3.28 sets forth the headquarters of the Bank (identified as such) and, as of the date hereof, each of the offices and automated teller machines (“ATMs”) maintained and operated by the Bank (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on Schedule 3.28, as of the date hereof, neither the Bank nor any Subsidiary maintains any other office or ATM or conducts business at any other location, and the Bank has not applied for or received permission to open any additional branch or operate at any other location.

3.29         Derivative Transactions. All Derivative Transactions entered into by the Bank were entered into in accordance with applicable rules, regulations and policies of applicable Governmental Authorities, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Bank, and were entered into with counterparties who were believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; and the Bank has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Seller’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Bank has adopted policies and procedures consistent with the publications of applicable Governmental Authorities with respect to their derivatives programs.

3.30         Trust Powers. The Bank does not presently maintain or exercise trust powers.

3.31         CRA, Anti-Money Laundering, OFAC and Customer Information Security. The Bank has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the Community Reinvestment Act (“CRA”). Except as set forth in Schedule 3.31, the Bank has not been advised of in writing, or, to Seller’s Knowledge, is not aware of any facts or circumstances that exist, which would cause the Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation (collectively, the “anti-money laundering laws”); or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 570. The Bank is not aware of any facts or circumstances which would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause it to undertake any remedial action, except for such facts or circumstances, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect. The board of directors of the Bank has adopted and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets, to Seller’s Knowledge, the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and the Bank has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

3.32         Investment Management and Related Activities. Except as set forth in Schedule 3.32, none of the Bank or its directors, officers or employees is required to be registered, licensed or authorized under any Applicable Law as an investment adviser, a broker, dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser representative or solicitor, a counseling officer, an insurance agent or broker, a sales person or in any similar capacity with a Governmental Authority.

3.33         Total Average Deposits. “Total Average Deposits” of the Bank shall be in excess of $28,000,000 on average for the last complete month prior to Closing. “Total Average Deposits” shall be determined in the same manner as the Bank’s quarterly call reports. Furthermore, the Total Deposit mix and Total Asset mix shall not materially change from the date hereof until Closing. The “Total Average Deposits” means total deposits less all of the following: brokered deposits, internet deposits, inter-company or Affiliate deposits.

3.34         Unauthorized Loans. All unauthorized loans or other misappropriations made by the former Bank employee who resigned on August 3, 2007 are listed on the attached Schedule 3.34.

3.35         Tier 1 Capital. Tier 1 Capital as computed in accordance with regulatory accounting standards without adjustment for FAS 115, shall be in excess of the amount stated in the June 30, 2007 call report filed by the Bank. This minimum amount is $3,930,000.

3.36         Life Insurance Redemption. The redemption of the life insurance policies set forth on Schedule 3.36, are (a) subject to being redeemed for the amounts set forth on Schedule 3.36; (b) the forms for redemption of such policies (completed in accordance with all appropriate instructions) are as set forth on Exhibit C; and (c) if such forms are filed by the Bank within 10 business days from the date of closing, the total tax, tax penalty and interest, and redemption fees associated with such redemption shall not exceed under any circumstances $141,477. The Seller agrees to hold the Purchaser harmless from all costs associated with the early redemption of the insurance polices (including but not limited to any tax or early redemption penalties and applicable interest or penalty) in excess of $141,477, as well as any loss of interest incurred between the exercise date of the redemption and the receipt of the funds from the policy insurer, should such a gap occur.

3.37         As of July 31, 2007, the self-insured portion of the health account reflected $14,428.00 (“Insurance Reserve Account”) and was fully accrued and covered all costs, expenses and claims associated with the health insurance for the company employees (and their family, if applicable) as of such date.

4.             Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:

4.01         Corporate Organization. Purchaser is a corporation duly organized and validly existing under the laws of the State of Iowa. Purchaser has all requisite power and requisite authority to own, operate and lease its respective properties and carry on its respective businesses as now conducted.

4.02         Authorization of Agreement. Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions provided for herein. The execution and delivery of this Agreement by Purchaser and the performance by it of the obligations to be performed hereunder have been duly authorized by all necessary and appropriate action by Purchaser. The execution and delivery of this Agreement and the other agreements to be executed and delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time, conflict with, result in or constitute a breach, default, right to accelerate or loss of rights under, or result in the creation of any Lien pursuant to, the terms or conditions of Purchaser’s charter documents, any law, rule, regulation, statute, order, judgment or decree or any contract, agreement, lease, license or instrument to which Purchaser is a party or by which Purchaser or its business or assets are bound or affected. This Agreement is, and each other agreement and document to be executed by Purchaser pursuant hereto will be when so executed, a valid and binding obligation of Purchaser enforceable in accordance with its terms except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

4.03         Consents and Approvals. Except for any approvals, consents or filings required by the appropriate federal regulator or regulators, Purchaser’s execution, delivery or performance of this Agreement does not and will not require any consents or approvals of, filings with, or action by any third party.

4.04         Disclosure. No representation or warranty made by Purchaser contained in this Agreement (including any schedule, exhibit or attachment hereto) contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to make the statements therein contained not misleading.

5.             Covenants and Agreements of Purchaser. Purchaser hereby convenants and agrees that:

5.01         Record Retention. For a period of five years following the Closing Date, Purchaser agrees to maintain in a reasonably accessible place the books and records delivered by the Companies hereunder, to provide Seller and its representatives reasonable access to such books and records during normal business hours and to provide copies of such books and records to Seller or its representatives. Purchaser agrees to notify Seller prior to disposing of any such books and records before the five year period specified herein and, upon request made within 60 days after receipt of such notice, to deliver such books and records to Seller at Seller’s expense.

5.02         Efforts to Perform. Purchaser shall use all commercially reasonable efforts to satisfy the covenants set forth in this Section 5 and in Section 7 and the conditions precedent set forth in Sections 8 and 9 of this Agreement in a timely and expeditious manner.

6.                                       Covenants and Agreements of Seller. Seller hereby covenants and agrees that:

6.01         Notice. Seller shall give Purchaser prompt written notice of: (a) any changes in any of the information contained in the representations and warranties made in Section 3 or elsewhere in this Agreement or the attached schedules which occurs at or prior to the Closing; (b) the occurrence of any event which will result, or has a reasonable prospect of resulting, in a Material Adverse Effect or in the failure to satisfy a condition specified in Section 8 or 10; or (c) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement.

6.02         Access Prior to Closing. From the date hereof through the Closing Date, the Companies shall afford Purchaser and its representatives reasonable access during normal business hours, and in a manner so as not to interfere in any material respect with the normal operations of the business of the Bank, to the premises, properties, personnel, representatives, customers, books and records (including tax records), contracts and documents of or pertaining to the Bank and its business and such other additional information with respect thereto as Purchaser shall from time to time reasonably request.

6.03         Indemnification.

(a)           Seller covenants and agrees to indemnify Purchaser against, and to hold Purchaser harmless from, any and all claims, losses, damage, fines, penalties or liabilities, and all costs and expenses (including without limitation reasonable legal fees), incurred by the Purchaser or the Bank resulting from, related to or arising out of: (i) any breach of any of the representations, warranties, covenants or agreements made by the Companies in or pursuant to this Agreement, or in any schedule, exhibit, certificate, financial statement, or other document attached to this Agreement or delivered pursuant to the terms of this Agreement; (ii) failure of the Seller to perform any covenant, agreement, obligation or undertaking made by or imposed upon them pursuant to this Agreement or any exhibit or other document attached to this Agreement or delivered pursuant hereto; (iii) any claim against the Shares of the Bank sold hereunder; (iv) any claim arising out of or in connection with the any agreements by and between the Seller or the Bank and Cecorp, Inc related to the Bank’s telephone banking services or otherwise; (v) any fraudulent or unauthorized loan originated by the employee terminated on August 3, 2007, or any claim or cause of action by such employee against the Bank or (iv) to the extent that any additional provision is added to the Insurance Reserve Account after 7/31/07, the purchase price shall be adjusted downward on a dollar-for-dollar basis, to the extent of any such addition to the reserve and to the extent that the Bank (or its successor) incurs any health insurance costs, expenses or claims in connection with the Banks health insurance plan or plans related to claims arising on or prior to closing, which are not properly reserved in the Health Insurance Reserve Account at closing, the Seller shall indemnify and hold the bank and Purchaser harmless for all such costs, expenses or claims.

(b)           Purchaser covenants and agrees to indemnify Seller against, and to hold Seller harmless from, any and all claims, losses, damages, fines, penalties or liabilities, and all costs and expenses (including without limitation reasonable legal fees), incurred by the Seller resulting from, relating to, or arising out of: (i) any breach of the representations, warranties, covenants or agreements made by the Purchaser in or pursuant to this Agreement, or any schedule, exhibit, certificate, financial statement or other document attached to this Agreement or delivered pursuant to the terms of this Agreement; or (ii) failure of the Purchaser to perform any covenant, agreement, obligation or undertaking made by or imposed upon them pursuant to this Agreement, or any exhibit or other document attached to this Agreement or delivered pursuant thereto.

(c)           All representations, warranties, covenants, agreements and obligations of the Companies under this Agreement and any schedule, exhibit, certificate, financial statement or other document attached to this Agreement or delivered pursuant hereto shall survive the Closing Date.

(d)           Purchaser shall provide written notice to Seller of any claim for which Purchaser is entitled to or may seek indemnification within 90 days of discovery by Purchaser of such claim. Such notice shall state the nature of the claim and the amount of the claim. Failure to give such notice within 90 days of discovery by Purchaser of such claim shall in no way abrogate or diminish the Seller’s obligations under this Section if Seller has or receives knowledge of the existence of any such claim by any other means or if such failure does not materially prejudice the Seller’s ability to defend such claim.

(e)           Except for claims arising out of sections 3.01, 3.02, 3.04, 3.36, 3.37, 4.01, 4.02, 6.12 and 7.04 which shall survive until the expiration of the applicable statute of limitations, no claim may be made after twenty-four (24) months have elapsed from the Closing Date. In the event that any such claim is made within the prescribed twenty-four (24) month period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such twenty-four (24) period shall cease and no indemnity shall be made therefore.

(f)            In the event that any person or entity not a party to this Agreement shall make a demand or claim, or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which the party is entitled to indemnification, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within seven (7) days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may, in its discretion, deem proper, at the cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party, and shall enter into only such settlement as the indemnifying party shall approve. (The indemnifying party’s approval will be implied if it does not respond within ten (10) days of its receipt of the notice of such settlement offer).

6.04         Conduct of Business. From the date of this Agreement through the Closing and other than actions contemplated by this Agreement or necessary to consummate the transactions contemplated hereby, the Bank shall conduct its business in the ordinary course and consistent with its past practices including but not limited to compliance with the Bank’s internal lending policy and procedures, including standards of creditworthiness, security requirements and lending limits; the Bank shall have continued to charge off loans in accordance with sound banking practices; the Bank shall have continued to operate and price deposit offerings in a reasonable manner as it has done over time in the ordinary course of business; and the Sellers shall have used their best efforts to operate and preserve the business, assets, liabilities and organization of the Bank. Without limiting the generality of the foregoing, the Companies shall not perform or fail to take any action that would be reasonably likely to result in a breach or violation of Section 3.07 of this Agreement, and the Sellers covenant and agree with the Purchaser that from the date hereof until the Closing, the Bank shall not, without the written consent of Purchaser or except as set forth on Schedule 6.03:

(a)           declare or pay any dividends or make any distributions to its shareholders in cash or in kind;

(b)           make any capital expenditures exceeding $2,000 that are not made in the ordinary course of business or necessary to maintain existing assets in good repair;

(c)           make or permit any change in its capital stock or capital structure;

(d)           increase any salaries or other benefits to employees or pay any bonuses, except for the normal and customary merit increases that became effective October 1, 2007 as set forth in the Schedules attached hereto;

(e)           increase the current levels of employment level beyond the existing Full Time Equivalent of 12, provided however that the Seller shall consult with the Purchaser prior to replacing any such employee;

(f)            acquire or dispose of material assets other than in the ordinary course of business;

(g)           extend or renew loans or advance additional sums to a borrower whose loans, in whole or in part, have been classified or listed as special mention, or included on a problem or watch list, by any regulatory authority or the Bank;

(h)           make loans other than in accordance with sound management practices;

(i)            Intentionally omitted;

(j)            sell investment securities prior to maturity;

(k)           purchase investment securities, except for federal funds without Purchaser’s prior consent;

(l)            acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings or in the ordinary course of business consistent with past practices;

(m)          take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect;

(n)           other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements;

(o)           other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(p)           file any application to relocate or terminate the operations of any of its banking offices;

(q)           incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for (i) in connection with banking transactions in the ordinary course of business; or (ii) short-term borrowings (including refinancings thereof) made at prevailing market rates and terms consistent with prior practice; or (iii) interbank borrowings made in the ordinary course of its banking business;

(r)            compromise or otherwise settle or adjust any assertion or claim of a material deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any income or other material federal, foreign, state or local tax return, or make any material tax election that is inconsistent with Seller’s current tax election practices or that concerns a matter as to which Seller has no current tax election practice;

(s)           make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person;

(t)            amend, modify or renew any Bank Contract or enter into any agreement or contract that would be required to be a Contract disclosed hereunder;

(u)           make, acquire a participation in, or reacquire an interest in a participation sold of, any loan, commitment to make a loan or other extension of credit;

(v)           grant any employee a severance payment or bonus in connection with said employee’s termination.

(w)          agree to do any of the foregoing.

6.05         Efforts to Perform. The Companies shall use all reasonable efforts to satisfy the covenants set forth in this Section 6 and in Section 7 and the conditions precedent set forth in Sections 8 and 10 of this Agreement in a timely and expeditious manner.

6.06         Exclusivity. In consideration of the substantial expenditures of time and expense to be undertaken by Purchaser in connection with the consummation of the transactions contemplated by this Agreement, for a period ending on the earlier of (a) March 30, 2008, (b) the termination of this Agreement, (c) the date (i) Purchaser or one of its Affiliates submits a notice to the appropriate federal regulator or regulators withdrawing its application to acquire control of the Bank or (ii) the appropriate federal regulator or regulators notify Seller, the Bank, Purchaser or one of Purchaser’s Affiliates in writing that the appropriate federal regulator or regulators will not approve the application to acquire control of the Bank filed by Purchaser; or (d) the Closing, the Companies shall deal exclusively with Purchaser with respect to the sale of the Shares, the business of the Bank, or of the issuance of the equity interests of, or any assets or properties of, the Bank. In addition, during such time period, Seller shall not, and shall direct the Companies’ officers, directors, financial advisors, accountants, attorneys, and other Affiliates (collectively, together with the Company, the “Company Group”) to not (a) solicit submissions of proposal or offers from any person or entity other than Purchaser relating to any acquisition or purchase of all or any part of the equity interests, assets or properties of the Bank, the sale or issuance of any equity interests of the Bank or any entity formed by the Bank or any Affiliate of the Bank to which any of the equity interests or any assets or properties of the Bank may be contributed, or any merger or consolidation of the Bank or of any entity formed by the Bank or any Affiliate of the Bank to which any of its business, assets or properties may be contributed (each an “Acquisition Proposal”); or (b) participate in any discussions or negotiations regarding, or furnish any information to any person or entity other than Purchaser, or otherwise cooperate in any way or assist, facilitate, or encourage any Acquisition Proposal by any person or entity other than Purchaser; provided, however, nothing herein shall prohibit any director of any Company from exercising his or her fiduciary duties with respect to any unsolicited acquisition inquiries.

6.07         Approval of Shareholders. As promptly as practicable after the execution of this Agreement, Seller shall obtain valid and effective written consents in lieu of a meeting of the holders of the minimum number of shares of Seller’s capital stock required to approve this Agreement and the transactions contemplated by this Agreement (in either case, the “Shareholder Approval”). Seller shall use its commercially reasonable efforts to solicit and secure the Shareholder Approval.

6.08         Removal of Loans. Prior to the Closing, Seller shall cause all loans listed on Exhibit A to be sold at face value (including all principal and accrued interest). In addition, Purchaser shall have the right to inspect and review all loans and other credit commitments purchased or initiated by the Bank on or after 8/31/07 (the “Post Due-Diligence Loans”). Purchaser shall have the right to notify the Seller in writing ten (10) days prior to the closing of those Post Due Diligence Loans that it deems unacceptable (in its sole and absolute discretion) and the Bank and Seller shall cause such unacceptable loans be sold at face value (including all principal and accrued interest) on or prior to the Closing. No loans will be made during the ten (10)-day period prior to Closing.

6.09         Life Insurance. Intentionally Omitted

6.10         Non-Solicitation. From and after the Closing Date until the second anniversary of the Closing Date, Seller shall not, directly or indirectly, (1) solicit, induce or influence to hire, any individual who is employed by the Bank (other than Gene Richardson) as of the Closing Date; provided, however, that neither Seller nor its affiliates shall be prohibited from hiring or otherwise employing any such individual who shall not have been specifically solicited for such employment by Seller or its affiliates, (2) solicit, induce or influence, or attempt to solicit, induce or influence, any banking business of any borrower or depositor of the Bank as of the Closing Date; provided, however, that neither Seller nor its affiliates shall be prohibited from accepting unsolicited business from any such borrower or customer of Bank, or (3) establish a de novo branch or other banking office in any of the following counties: Adair, Guthrie, Madison, Greene and that portion of Dallas Counties that is west of Highway 169. From and after the Closing Date until the second anniversary of the Closing Date, Purchaser shall not, directly or indirectly (including through the Bank), (1) solicit, induce or influence to hire, any individual who is employed by Seller as of the Closing Date, provided, however, that neither Purchaser nor its affiliates shall be prohibited from hiring or otherwise employing any such individual who shall not have been specifically solicited for such employment by Purchaser or its affiliates, or (2) solicit, induce or influence, or attempt to solicit, induce or influence, any banking business or any borrower or depositor of the Seller or its affiliates (including Meta Bank) as of the Closing Date; provided, however, that neither Purchaser nor its affiliates shall be prohibited from accepting unsolicited business from any such borrower or customer of Seller or its affiliates.

6.11         Bank Merger and Data Processing Conversion. Seller agrees to cause the Bank to take such action as is necessary and appropriate to merge the Bank with and into Purchaser’s subsidiary bank, Rolling Hills Bank & Trust, immediately after the consummation of the purchase. Furthermore, until such time after closing as the Bank can convert its data processing over to the Purchaser’s Data Processing system, the Seller agrees to continue to provide to the Bank its existing data processing services upon the same terms and conditions and prices as the Seller currently provides such services; provided however that the Seller shall not be required to provide such data processing services more than 90 days after closing.

6.12         2007 Tax Returns and Tax Payments. The Seller shall cause the Bank to file its 2007 Iowa Franchise Tax return for the period ended September 30, 2007, and corresponding Iowa net operating loss carrybacks amendments to prior year Franchise Tax Returns to use all available loss carry backs and apply for refunds where possible. Such Franchise Tax Returns shall be filed prior to the closing date. At closing the Seller, Bank and Purchaser shall examine the tax accruals between the Seller and the Bank to determine appropriate accrual to be applied at closing. After agreement by the Parties of the proper accrual of both federal and state income and/or franchise taxes (in a manner consistent with GAAP, except that no asset shall be recorded for Iowa franchise tax refunds unless those refunds are reported on franchise tax returns filed prior to the closing date), the Seller and the Bank shall transfer funds to bring the inter company federal tax accrual account to -0- at closing. For example, if the Seller owes the Bank an amount equal to $100,000 at closing for excess payment or tax benefits used by the Company, the Company would pay to the Bank $100,000 prior to closing. Furthermore, if the Bank owed the Company $75,000 at closing for accrued taxes payable, the Bank will pay $75,000 to the Company prior to closing.

7.                                       Covenants of Both Parties. Each party hereby covenants and agrees that:

7.01         Confidentiality.

(a)           Subject to Section 7.02, no party shall at any time directly or indirectly copy, disseminate or use, for such party’s own benefit or the benefit of any third party, any information that has been disclosed in confidence by the other party (“Confidential Information”), regardless of how the Confidential Information was acquired, except for the disclosure or use of the Confidential Information: (x) upon the advice of counsel required by law or legal process or (y) authorized in writing by the party that owns the Confidential Information. The parties may disclose each other’s Confidential Information to their respective responsible officers, directors or employees (collectively, “Employees”) with a bona fide need-to-know, but only to the extent necessary to carry out the purpose for which the Confidential Information was disclosed. The parties each agree to instruct all such Employees not to disclose such Confidential Information to third parties, without the prior written permission of the party disclosing such Confidential Information. Each party agrees to comply with all applicable laws, including without limitation, the Gramm-Leach-Bliley Act of 1999, in connection with disclosing any Confidential Information. Notwithstanding anything to the contrary contained in this paragraph, Confidential Information does not include information: (i) generally available to the public other than as a direct or indirect result of a disclosure by a party in violation of this Agreement; (ii) that is already in the receiving party’s possession at the time of the disclosing party’s disclosure of such Confidential Information, except as a result of the receiving party’s or any third party’s breach of a legal obligation; (iii) that becomes known to the party through disclosure by sources other than another party having the legal right to disclose such information; or (iv) is independently developed by the party without reference to or reliance upon the Confidential Information, where the burden of proof will be on the party to demonstrate independent development from its written records. Each party acknowledges that all of the Confidential Information is and shall remain the exclusive proprietary property of the party that discloses it, whether or not disclosed in connection with this Agreement.

(b)           If this Agreement is terminated, upon the written request of the disclosing party, the receiving party shall return to the disclosing party, within ten days, all Confidential Information and all copies thereof whether in writing or other tangible form. Where impractical to return copies, such copies shall be destroyed. Within such ten-day period, an affidavit of the receiving party shall be delivered to the disclosing party attesting to the return and destruction of all Confidential Information.

(c)           Each party acknowledges and agrees that remedies at law for a violation or attempted violation of any of the obligations in this Section 7.01 would be inadequate and would cause immediate irreparable harm to the other parties, and agrees that in the event of any such violation or attempted violation, each party is entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies which may be available.

7.02         Announcement. No party to this Agreement will issue any press release or make any other public disclosures concerning the transactions contemplated hereby or the terms of this Agreement without the prior written consent of the other parties. Notwithstanding the above, nothing in this Section 7.02 will preclude any party from making any disclosures required by law or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any governmental entity.

7.03         Efforts; Consents and Approvals.

(a)           General. Each party shall use its commercially reasonable efforts to take all actions promptly and do all things necessary, proper or advisable to perform as required by this Agreement, including, without limitation, using all commercially reasonable efforts to cause the satisfaction of all conditions set forth in this Agreement for which the party is responsible as soon as reasonably practicable and to prepare, execute, acknowledge or verify, deliver, and file the additional documents, and take or cause to be taken the additional actions, as any party may reasonably request to carry out the purposes or intent of this Agreement.

(b)           Consents; Approvals. The parties each will cooperate with one another and will use all commercially reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all Persons and Governmental Authorities necessary to consummate the transactions contemplated herein. Each party hereto will keep the other parties hereto apprised of the status of any inquiries made of such party by any Governmental Authorities or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby.

7.04         Taxes. The following provisions shall govern the allocation of responsibility as between Seller and Purchaser for certain Tax matters following the Closing Date:

(a)           Pre-Closing and Post-Closing Taxes. Seller shall indemnify Purchaser and hold it harmless from and against any loss, claim, liability, expense, or other damage attributable to all Taxes, or the nonpayment thereof, of the Bank for all taxable periods ending on or before the

Closing Date and the portion through the end of the Closing Date for any taxable period that includes, but does not end on, the Closing Date (“Pre-Closing Tax Period”). Purchaser shall, and shall cause Bank to, indemnify Seller, hold it harmless from and against any loss, claim, liability, expense, or other damage attributable to all Taxes, or the nonpayment thereof, of the Bank for all taxable periods ending after the Closing Date and the portion including after the Closing Date for any taxable period that includes, but does not begin with, the Closing Date (“Post-Closing Tax Period”). In the case of any taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Bank for the Pre-Closing Tax Period, or any personal property or real estate Taxes, shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Bank for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in such Straddle Period.

(b)           Responsibility for Filing Post-Closing Tax Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Bank that are filed after the Closing Date (other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller shall include the operations of the Bank and any separate company Iowa returns required to be filed for the Bank for the tax period ending at or before the Closing Date. Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller shall (A) retain all books and records with respect to Tax matters pertinent to the Bank relating to any taxable period beginning before the Closing Date until the expiration of the three year (3) statute of limitation (and, to the extent notified by Seller or Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) give the other Party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other Party so requests, Purchaser or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

8.             Conditions Precedent to Both Parties’ Obligations. The respective obligations of each party to this Agreement to consummate and effect the transactions contemplated by this Agreement shall be subject to fulfillment at the Closing of each of the following conditions:

8.01         No Action.  No action or proceeding before any Governmental Authority shall be pending or threatened wherein a judgment, decree or order would restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or cause the contemplated transactions to be declared unlawful or rescinded.

8.02         Corporate Action. All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement including, without limitation, that the Agreement shall have been validly approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of Seller entitled to vote thereon and whose approval is required under applicable law.

8.03         Government Approvals. Any governmental or other approvals or review of this Agreement or the transactions contemplated by this Agreement required under any Applicable Laws to consummate the transactions contemplated by this Agreement have been received, including, without limitation, the approval of the appropriate federal regulator or regulators to the change in ownership of the Bank, without the imposition of any condition to that approval which would have a material adverse effect on Purchaser or otherwise render consummation of the transactions contemplated by this Agreement unduly burdensome to Purchaser (as determined in Purchaser’s reasonable discretion).

8.04.        Assignment of Rights. Prior to the Closing of the transactions contemplated herein, the Bank shall assign to the Seller all of its right, title and interest in all loans, present or past, made to entities set forth on Schedule 8.04 (which Seller represents and warrants that said loans (a) are associated with Dan Nelson, Louis Pearlman and/or Stuart Car Wash, Inc.; and (b) were written off from the Banks books prior to June 30, 2007). The assignment shall include but not be limited to insurance settlements and other recoveries/compensation. The form and substance of such assignment shall be mutually agreeable to both the Seller and Purchaser.

9.             Conditions Precedent to Seller’s Obligations.   The obligations of Seller under this Agreement are, at the option of Seller, subject to the fulfillment at the Closing of each of the following conditions:

9.01         Accuracy of Representations and Warranties.   The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects as of the time immediately prior to the Closing as though made on and as of such time (other than those representations and warranties that address matters only as of a particular date or with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure or failures of all such representations and warranties to be so true and correct, either individually or in the aggregate, do not create a material adverse effect with respect to Purchaser. Notwithstanding the foregoing, the provisions of Section 4.01 and 4.02 shall be true and correct in all respects.

9.02         Performance. Purchaser shall have performed in all material respects all of its obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

9.03         Officer’s Certificate.   Purchaser shall have furnished a certificate, dated the date of the Closing and signed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 9.01 and 9.02 have been fulfilled.

9.04         Consideration. Purchaser shall have at or prior to the Closing delivered or caused to be delivered to Seller the Closing Cash Payment in accordance with Section 2.03(c) above.

9.05         Deliveries on or Prior to Closing. Purchaser shall have delivered the following documents at or prior to the Closing:

(a)           certified copies of resolutions adopted by the Board of Directors of Purchaser authorizing the purchase of the Shares in accordance with this Agreement and compliance with the terms hereof;

(b)           a certificate of status or good standing, as applicable, for Purchaser issued by the Iowa Secretary of State dated within one week of the Closing Date;

9.06         Other Documents. Purchaser shall have delivered to Seller such other documents as Seller may reasonably request for purposes of (a) evidencing the satisfaction of any condition referred to in section 9; or (b) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

10.           Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to the fulfillment at the Closing of each of the following conditions:

10.01       Accuracy of Representations and Warranties. The representations and warranties of the Companies contained in this Agreement shall be true and correct in all respects as of the time immediately prior to the Closing as though made on and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure or failures of all such representations and warranties to be so true and correct, either individually or in the aggregate, do not create a Material Adverse Effect. This Section 10.01 shall give effect to any additions, deletions or other modifications to the Disclosure Schedule that may be included in any supplemental Disclosure Schedule delivered by the Companies to Purchaser during the time between the execution of this Agreement and the Closing if (a) such additions, deletions or other modifications were accepted in writing by Purchaser; (b) such additions, deletions or other modifications do not, together with any other breaches of the representations and warranties of the Companies contained in this Agreement, individually or in the aggregate, create a Material Adverse Effect; or (c) the Closing occurs. Notwithstanding the foregoing, the provisions of Sections 3.01, 3.02, 3.33, 3.35, 6.08, 6.09 and 6.10 shall be true and correct in all respects.

10.02       Performance.  The Companies shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date; provided, however, a breach of Section 6.01 hereof shall not constitute a basis for asserting a failure of satisfaction of this Section 10.02 unless such breach was willful.

10.03       Material Adverse Effect.  Since the date hereof, a Material Adverse Effect shall not have occurred.

10.04       Officer’s Certificate. Purchaser shall have received a certificate signed by a duly authorized officer of each Company certifying that all of the conditions in Sections 10.01, 10.02 and 10.03 have been satisfied.

10.05       Due Diligence.   The Purchaser shall complete its due diligence review of the relationship of the Bank with its employees, customers, facilities and equipment within 20 days of the date of this agreement, which review shall be satisfactory to Purchaser in its sole discretion. Additionally the Purchaser shall have thirty (30) days to perform environmental due diligence on the Bank’s properties, which review shall be satisfactory to Purchaser in its sole discretion. If the Purchaser determines not to proceed with this transaction as a result of such due diligence, the Purchaser shall deliver notice of termination to the Seller on or prior to the expiration of the time periods set forth above and neither party shall have any liability pursuant to this Agreement.

10.06       Deliveries on or Prior to Closing.   The Companies, as applicable, shall have delivered or caused to be delivered to Purchaser the following documents at or prior to the Closing:

(a)           Purchaser shall have received a certificate executed by Seller which shall (i) attach a copy of resolutions of the Board of Directors and minutes of the shareholders meeting of Seller authorizing Seller to enter into and consummate this Agreement and the transactions contemplated hereby, certified to be true and correct and (ii) attach current good standing certificates for each Company from the jurisdiction in which such Company is incorporated.

(b)           Seller shall have delivered to Purchaser all stock certificates evidencing the Shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer, and with any required stock transfer stamps affixed.

(c)           Seller shall have delivered to Purchaser a resignation duly executed by each of the directors of the Bank.

(d)           Seller shall have delivered a waiver and release, duly executed by Seller, waiving all Claims it may have against the Bank and each of its officers and directors in a form and substance reasonably acceptable to Purchaser.

(e)           Purchaser shall have received an opinion of Seller’s legal counsel, in the form and substance of Exhibit B attached hereto.

10.07       Other Documents. Purchaser shall have received such other documents as Purchaser may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Section 10; (ii) vesting in Purchaser good and marketable title to the Shares free and clear of all Liens; or (iii) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

11.           Termination and Waiver.

11.01       Termination. This Agreement may be terminated as follows:

(a)           by mutual written consent of each Company and Purchaser;

(b)           by Purchaser:

(i)            if any condition set forth in Section 10 of this Agreement has not been satisfied or waived in writing (if capable of waiver) and the satisfaction of such condition has become impossible, unless the failure to satisfy such condition is due to a material breach of this Agreement by Purchaser;

(ii)           if any representation or warranty made by the Companies is discovered to be or to have become untrue, incomplete or misleading and such breach (a) would result in the failure to satisfy the condition set forth in Section 10.01 hereof and (b) if capable of cure, remains uncured for a period of thirty (30) days after notice of such breach; or

(iii)          if a Company shall have breached one or more agreements or covenants contained in this Agreement in any respect and such breach (a) would result in the failure to satisfy the condition set forth in Section 10.02 hereof and (b) if capable of cure, remains uncured for a period of thirty (30) days after notice of such breach.

(c)           by Seller:

(i)            if any condition set forth in Section 9 of this Agreement has not been satisfied or waived in writing (if capable of waiver) and the satisfaction of such condition has become impossible, unless the failure to satisfy such condition is due to a material breach of this Agreement by a Company;

(ii)           if any representation or warranty made by Purchaser is discovered to be or to have become untrue, incomplete or misleading and such breach (a) would result in the failure to satisfy the condition set forth in Section 9.01 hereof, and (b) if capable of cure, remains uncured for a period of thirty (30) days after notice of such breach; or

(iii)          if Purchaser shall have breached one or more agreements or covenants contained in this Agreement in any respect and such breach (a) would result in the failure to satisfy the condition set forth in Section 9.02 hereof, and (b) if capable of cure, remains uncured for a period of thirty (30) days after notice of such breach.

(d)           by either Purchaser or Seller:

(i)            if any condition set forth in Section 8 of this Agreement has not been satisfied and the satisfaction of such conditions has become impossible, unless the failure to satisfy such condition is due to a breach of this Agreement by the party seeking termination;

(ii)           if the Closing has not occurred on or before April 30, 2008, unless the failure of the Closing to occur on or before such date is due to a breach of this Agreement by the party seeking termination;

(iii)          if the Board of Directors of Seller, in accordance with its fiduciary duties receives and accepts another Acquisition Proposal pursuant to the terms of Section 6.06 above and such Acquisition Proposal was received and accepted by Seller’s Board of Directors prior to approval of this Agreement by the shareholders of Seller in accordance with Section 6.07 above.

11.02       Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 11.01 of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or the Companies, or their respective officers, directors or owners or Affiliates; provided, however, that the provisions of Sections 7.01, 7.02, this Section 11.02, and Section 12 shall remain in full force and effect and shall survive any termination of this Agreement pursuant to this Section 11; provided further that nothing herein shall relieve a party from liability for a breach of this Agreement prior to such termination.

12.           Miscellaneous.

12.01       Amendment and Severability. This Agreement may be amended only by a written agreement of the parties hereto. If any provision, clause or part of this Agreement or the application thereof under certain circumstances, is held invalid, the remainder of such provision and this Agreement, or the applications of each provision, clause or part under other circumstances, shall not be affected thereby.

12.02       Waiver. The failure of Purchaser or Seller to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition.

12.03       Notices. Any notice to be given hereunder shall be deemed given and sufficient if in writing, when personally delivered, or three days after being deposited in the U.S. mail, postage prepaid, by Registered or Certified mail, or when deposited with Federal Express, United Parcel Service, or Airborne Express for delivery by overnight mail, or when sent by facsimile actually received by the receiving facsimile machine, in the case of the Seller or the Bank, to:

Meta Financial Group, Inc.
Attention: Benjamin R. Guenther
121 East Fifth Street
Storm Lake, IA 50588
Fax: (712) 749-7502

with a copy to:	Gary Armstrong
Mack Hansen Gadd Armstrong Brown
316 East Sixth Street
Storm Lake, IA 50588
Fax: (712) 732-7578

and, in the case of Purchaser to:

Anita Bancorporation
Attention: Chuck Edwards
1307 East Seventh Street
Atlantic, IA 50022
Fax: (712)243-1423

with a copy to:	BrownWinick Law Firm
Attn: John D. Hunter
4500 Westown Parkway, Suite 277
West Des Moines, IA 50266-6717
Facsimile No. (515) 323-8520

or to such other address as Sellers or Purchaser may designate by notice to the other given in accordance with this Section 12.03.

12.04       Benefit. This Agreement shall be binding upon and inure to the benefit and burden of and shall be enforceable by the parties, and their successors and permitted assigns. This Agreement may not be assigned by any party without the written consent of the other parties. Except as provided in Section 5.03 above, no person not a party to this Agreement shall be entitled to any rights of enforcement or otherwise under this Agreement.

12.05       Specific Performance. In the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall, however, be cumulative and nonexclusive and shall be in addition to any other remedy which the parties may have.

12.06       Dispute Resolution. This Agreement shall be governed by the laws of the State of Iowa and the Federal laws of the United States without giving effect to any rule or provision thereof which would cause the application of the law of any other state. Any controversy, claim or dispute arising hereunder or related hereto shall be heard in any court located in the United States District Court for the Southern District of Iowa. Each of the parties hereby consents to such jurisdiction and waives any claim of inconvenient forum.

12.07       Counterparts. This Agreement may be signed in any number of counterparts, and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. Signatures delivered by facsimile or in portable document format (“pdf”) shall be binding for all purposes hereof.

12.08       Entire Agreement. This Agreement (including the schedules and exhibits referred to herein which are hereby incorporated by reference) and the other agreements executed simultaneously herewith constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, and negotiations, written and oral, between the parties with respect to the subject matter of this Agreement. Except as explicitly set forth herein, neither this Agreement nor any provision hereof is meant to confer upon any person other than the parties hereto any rights or remedies hereunder.

12.09       Captions. The captions included herein are included for convenience of reference only and shall not be considered in the construction or interpretation hereof.

12.10       Construction. Each party having participated in the negotiation and preparation of this Agreement and having been represented by counsel of its choosing, there shall be no presumption that any ambiguities herein be construed against any particular party. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and indices contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of November 27, 2007.

PURCHASER:		SELLER:

ANITA BANCORPORATION		META FINANCIAL GROUP, INC.

BY	/s/ Charles N. Edwards	BY	/s/ James S. Haahr
	(signature)		(signature)

Director / Treasurer		Chairman
(title)		(title)

Charles N. Edwards		James S. Haahr
(print name)		(print name)

THE BANK:

META BANK WEST CENTRAL

BY	/s/ I. Eugene Richardson, Jr.
(signature)

President
(title)

I. Eugene Richardson, Jr.
(print name)